Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
Investor Relations Contact:
Dan Bachus
Chief Financial Officer
Grand Canyon Education, Inc.
602-639-6648
dbachus@gcu.edu
Media Contact:
Bill Jenkins
Grand Canyon Education, Inc.
602-639-6678
bjenkins@gcu.edu
GRAND CANYON EDUCATION, INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2010 RESULTS
Grand Canyon Education’s Annual Net Revenue up 47.3 Percent;
Operating Income up 57.9 Percent
ARIZONA, February 22, 2011—Grand Canyon Education, Inc. (NASDAQ: LOPE), a regionally accredited provider of online and campus-based post-secondary education services, today announced financial results for the three months and year ended December 31, 2010.
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Grand Canyon Education, Inc. Reports Fourth Quarter and Full-Year 2010 Results
For the three months ended December 31, 2010:
•	Net revenues increased 29.1% to $100.0 million for the fourth quarter of 2010, compared to $77.5 million for the fourth quarter of 2009.
•
At December 31, 2010 our enrollment was 41,482, compared to 37,709 at December 31, 2009. Enrollment at December 31, 2010 represents individual students who attended a course during the last two months of the calendar quarter. Prior to our transition to BBAY, enrollment had been defined as individual students that attended a course in a term that was in session as of the end of the quarter. We estimated that enrollment at December 31, 2009 under the revised methodology would have been between 34,000 and 35,000.

•
Operating income for the fourth quarter of 2010 was $11.3 million, compared to $17.9 million for the same period in 2009. The operating margin for the fourth quarter of 2010 was 11.3%, compared to 23.1% for the same period in 2009. Excluding the contract termination fees related to the termination of a contract with a related party and the charitable contributions we made in lieu of state income taxes, operating income and operating margin for the fourth quarter were $21.5 million and 21.5%, respectively. Excluding the estimated exit costs associated with our closing of the Utah call center and the charitable contributions we made in lieu of state income taxes, operating income and operating margin for the fourth quarter of 2009 were $19.8 million and 25.6%, respectively.

•	Adjusted EBITDA increased 15.1% to $26.5 million for the fourth quarter of 2010, compared to $23.0 million for the same period in 2009.
•
The tax rate in the fourth quarter of 2010 was 31.9% compared to 37.2% in the fourth quarter of 2009. Excluding the $1.0 million and $0.8 million of contributions made in lieu of state income taxes in the fourth quarter of 2010 and 2009, respectively, our effective tax rate would have been 37.5% and 39.8% in the fourth quarter of 2010 and 2009, respectively.

•	Net income decreased 31.8% to $7.6 million for the fourth quarter of 2010, compared to $11.1 million for the same period in 2009.
•
Diluted net income per share was $0.16 for the fourth quarter of 2010, compared to $0.24 for the same period in 2009. Excluding the contract termination fees related to the termination of a contract with a related party net of taxes of $5.5 million, diluted net income per share was $0.29 for the fourth quarter of 2010. Excluding the estimated exit costs net of taxes of $0.7 million, diluted net income per share was $0.26 for the fourth quarter of 2009.

For the fiscal year ended December 31, 2010:
•	Net revenues increased 47.3% to $385.8 million for fiscal 2010, compared to $261.9 million for fiscal 2009.
•
Operating income for fiscal 2010 was $73.5 million, compared to $46.6 million for fiscal 2009. The operating margin for fiscal 2010 was 19.1%, compared to 17.8% for fiscal 2009. Excluding the contract termination fees related to the termination of a contract with a related party and contributions made in lieu of state taxes, operating income was $83.8 million and operating margin was 21.7% for the year ended December 31, 2010. Excluding the estimated litigation loss, estimated exit costs and contributions made in lieu of state taxes, operating income was $53.7 million and operating margin was 20.5% for the year ended December 31, 2009.

•	Adjusted EBITDA increased 55.4% to $101.2 million for fiscal 2010, compared to $65.1 million for fiscal 2009.
•	The tax rate for fiscal 2010 was 39.1% compared to 39.7% for fiscal 2009.
•	Net income increased 62.5% to $44.4 million for fiscal 2010, compared to $27.3 million for fiscal 2009.
•
Diluted net income per share was $0.96 for fiscal 2010, compared to $0.60 for fiscal 2009. Excluding the contract termination fees related to the termination of a contract with a related party, net of taxes, diluted net income per share was $1.08 for the year ended December 31, 2010. Excluding the estimated litigation loss and estimated exit costs, net of taxes, diluted net income per share was $0.69 for the year ended December 31, 2009.

Balance Sheet and Cash Flow
As of December 31, 2010, the University had unrestricted cash, cash equivalents and marketable securities of $33.6 million compared to $63.1 million in cash and cash equivalents at the end of 2009 and restricted cash, cash equivalents and investments at December 31, 2010 and 2009 of $52.9 million and $3.2 million, respectively. As a result of our move to BBAY, the University receives a greater proportion of student financial aid prior to the time courses have begun, which has resulted in the shift of unrestricted cash to restricted cash and caused a significant increase in our restricted cash amount between December 31, 2009 and 2010.
The University generated $84.1 million in cash from operating activities in fiscal year 2010 compared to $61.2 million in 2009. Cash provided by operations in 2010 and 2009 resulted from net income plus non cash charges for provision for bad debts, depreciation and amortization, settlement losses, exit costs, share-based compensation and improvement in working capital management. Capital expenditures in 2010 of $62.6 million were primarily related to the expansion of our physical campus and significant investments in technology innovation to support our students and staff. In 2010, the University completed construction on a 55,000 square foot recreation center for both student-athletes and on-campus students, a new dormitory that can hold up to 600 students, and a new College of Education classroom building. The University started development on a 140,000 square foot arena that will open in September 2011, and a new 500 bed dormitory and a food court each of which that will be completed in August 2011. During 2009, cash used in investing activities was primarily related to the acquisition of our campus land and buildings in the amount of $35.5 million. Other capital expenditures in 2009 were $24.8 million and primarily consisted of purchases of computer equipment, leasehold improvements, infrastructure licenses to facilitate our transition from Datatel to CampusVue and Great Plains, and office furniture and fixtures to support our increasing employee headcounts, and a significant increase in internal use software development. Cash used in financing activities in 2010 of $1.2 million primarily represented principal payments on notes payable and capital leases partially offset by proceeds from option exercises. Cash provided by financing activities for the year ended December 31, 2009 was $24.7 million which was primarily driven from proceeds from our secondary offering of $14.9 million net of issuance costs and proceeds from debt financing associated with the acquisition of our campus land and buildings of $25.5 million, partially offset by the repurchase of shares of our common stock of $14.5 million.
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Grand Canyon Education, Inc. Reports Fourth Quarter and Full-Year 2010 Results
2011 Annual Outlook
On a year over year basis revenue is expected to grow between 10% and 15% in the first half of 2011 and between 13% and 18% in the 2nd half of 2011. Our target operating margins are 18% in the first half of 2011 and 22% in the second half of 2011.

Forward-Looking Statements
This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new programs; expectations that regulatory developments or other matters will not have a material adverse effect on our financial position, results of operations, or liquidity; statements concerning projections, predictions, expectations, estimates, or forecasts as to our business, financial and operational results, and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.
Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; the results of the ongoing program review being conducted by the Department of Education of our compliance with Title IV program requirements, and possible fines or other administrative sanctions resulting therefrom; the ability of our students to obtain federal Title IV funds, state financial aid, and private financing; risks associated with changes in applicable federal and state laws and regulations and accrediting commission standards, including pending rulemaking by the Department of Education; potential damage to our reputation or other adverse effects as a result of negative publicity in the media, in the industry or in connection with governmental reports or investigations or otherwise, affecting us or other companies in the for-profit postsecondary education sector; our ability to hire and train new, and develop and train existing, enrollment counselors; the pace of growth of our enrollment; our ability to convert prospective students to enrolled students and to retain active students; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; industry competition, including competition for qualified executives and other personnel; risks associated with the competitive environment for marketing our programs; failure on our part to keep up with advances in technology that could enhance the online experience for our students; the extent to which obligations under our loan agreement, including the need to comply with restrictive and financial covenants and to pay principal and interest payments, limits our ability to conduct our operations or seek new business opportunities; potential decreases in enrollment, the payment of refunds or other negative impacts on our operating results as a result of our change from a “term-based” financial aid system to a “borrower-based, non-term” or “BBAY” financial aid system; our ability to manage future growth effectively; general adverse economic conditions or other developments that affect job prospects in our core disciplines; and other factors discussed in reports on file with the Securities and Exchange Commission.
Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
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Grand Canyon Education, Inc. Reports Fourth Quarter and Full-Year 2010 Results
Conference Call
Grand Canyon Education, Inc. will discuss its fourth quarter and full year 2010 results and 2011 outlook during a conference call scheduled for today, February 22, 2011 at 2:30 p.m. Eastern time (ET). To participate in the live call, investors should dial 877-815-5362 (domestic and Canada) or 706-679-7806 (international), passcode 41099377 at 2:20 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. Web site at www.gcu.edu.
A replay of the call will be available approximately two hours following the conclusion of the call through February 23, 2012, at 800-642-1687 (domestic) or 706-645-9291 (international), passcode 41099377. It will also be archived at www.gcu.edu in the investor relations section for 60 days.
About Grand Canyon Education, Inc.
Grand Canyon Education, Inc. is a regionally accredited provider of postsecondary education services focused on offering graduate and undergraduate degree programs in its core disciplines of education, business, healthcare, and liberal arts. In addition to its online programs, it offers ground programs at its traditional campus in Phoenix, Arizona and onsite at the facilities of employers. Approximately 41,500 students were enrolled as of December 31, 2010. For more information about Grand Canyon Education, Inc., please visit http://www.gcu.edu.

*
Grand Canyon Education, Inc. is regionally accredited by The Higher Learning Commission of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Grand Canyon University, 3300 W. Camelback Road, Phoenix, AZ 85017, www.gcu.edu.

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Grand Canyon Education, Inc. Reports Fourth Quarter and Full-Year 2010 Results
GRAND CANYON EDUCATION, INC.
Income Statement

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In thousands, except per share amounts)
	Unaudited

Net revenue	$100,031	$77,454	$385,825	$261,902
Costs and expenses:
Instructional costs and services	36,133	25,747	140,037	87,592
Selling and promotional, including $8,777 in 2010; $6,736 in 2009; $1,083 and $1,417 for the three months ended December 31, 2010 and 2009, respectively, to related parties	28,538	23,009	112,493	85,405
General and administrative	14,746	9,542	49,980	35,619
Contract termination fees to related party	9,233	—	9,233	—
Litigation loss	—	—	—	5,200
Exit costs	26	1,218	258	1,218
Royalty to former owner	74	74	296	296

Total costs and expenses	88,750	59,590	312,297	215,330

Operating income	11,281	17,864	73,528	46,572
Interest expense	(207)	(250)	(889)	(1,613)
Interest income	37	52	168	324

Income before income taxes	11,111	17,666	72,807	45,283
Income tax expense	3,540	6,571	28,442	17,979

Net income	$7,571	$11,095	$44,365	$27,304

Net income per common share:
Basic	$0.17	$0.24	$0.97	$0.60

Diluted	$0.16	$0.24	$0.96	$0.60

Weighted average number of common shares outstanding:
Basic	45,743	45,636	45,722	45,184

Diluted	46,346	46,041	46,396	45,503

Grand Canyon Education, Inc. Reports Fourth Quarter and Full-Year 2010 Results
GRAND CANYON EDUCATION, INC.
Adjusted EBITDA
Adjusted EBITDA is defined as net income plus interest expense net of interest income, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) royalty payments incurred pursuant to an agreement with our former owner that has been terminated as of April 15, 2008; (ii) contributions to Arizona school tuition organizations in lieu of state income taxes, which we typically make in the fourth quarter of a fiscal year; (iii) litigation losses, if any; (iv) exit costs, if any; (v) contract termination fees, if any and (vi) share-based compensation. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA, and our loan agreement requires us to comply with covenants that include performance metrics substantially similar to Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Royalty expenses paid to our former owner, contributions made to Arizona school tuition organizations in lieu of the payment of state income taxes, estimated litigation losses, exit costs, share-based compensation, and contract termination fees are not considered reflective of our core performance.
We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.
In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP or as an alternative to cash flow from operating activities or as a measure of our liquidity. Some of these limitations are that it does not reflect:
•	cash expenditures for capital expenditures or contractual commitments;
•	changes in, or cash requirement for, our working capital requirements;
•	interest expense, or the cash required to replace assets that are being depreciated or amortized; and
•	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.
In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited, in thousands)
Net income	$7,571	$11,095	$44,365	$27,304
Plus: interest expense net of interest income	170	198	721	1,289
Plus: income tax expense	3,540	6,571	28,442	17,979
Plus: depreciation and amortization	3,484	2,104	11,812	7,664

EBITDA	14,765	19,968	85,340	54,236

Plus: royalty to former owner	74	74	296	296
Plus: contributions to Arizona school tuition organizations in lieu of state income taxes	1,000	750	1,000	750
Plus: litigation loss	—	—	—	5,200
Plus: exit costs	26	1,218	258	1,218
Plus: contract termination fees to related party	9,233	—	9,233	—
Plus: share-based compensation	1,364	980	5,049	3,419

Adjusted EBITDA	$26,462	$22,990	$101,176	$65,119

Grand Canyon Education, Inc. Reports Fourth Quarter and Full-Year 2010 Results
GRAND CANYON EDUCATION, INC.
Balance Sheets

	As of December 31,
($ in thousands, except par value)	2010	2009
ASSETS:
Current assets
Cash and cash equivalents	$33,637	$62,571
Restricted cash, cash equivalents and investments (of which $170 is unrestricted at December 31, 2009)	52,178	3,403
Accounts receivable, net of allowance for doubtful accounts of $14,961 and $7,553 at December 31, 2010 and 2009	33,334	13,802
Income taxes receivable	8,415	—
Deferred income taxes	9,886	6,685
Other current assets	4,834	3,785

Total current assets	142,284	90,246
Property and equipment, net	123,999	67,370
Restricted cash	760	—
Investments	—	360
Prepaid royalties	6,579	7,311
Goodwill	2,941	2,941
Deferred income taxes	2,800	5,956
Other assets	4,892	554

Total assets	$284,255	$174,738

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$15,693	$8,762
Accrued compensation and benefits	13,633	11,898
Accrued liabilities	9,477	6,205
Accrued litigation loss	5,200	5,200
Accrued exit costs	64	832
Income taxes payable	829	2,261
Student deposits	48,873	5,149
Deferred revenue	15,034	18,055
Due to related parties	10,346	1,174
Current portion of capital lease obligations	1,673	751
Current portion of notes payable	2,026	2,105

Total current liabilities	122,848	62,392
Capital lease obligations, less current portion	151	868
Other noncurrent liabilities	2,715	1,467
Notes payable, less current portion and other	21,881	23,983

Total liabilities	147,595	88,710

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at December 31, 2009 and 2008	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 45,811 and 45,658 shares issued and 45,761 and 45,658 shares outstanding at December 31, 2010 and 2009, respectively	458	457

Treasury stock, at cost, 50 and 0 shares of common stock at December 31, 2010 and 2009, respectively	(782)	—
Additional paid-in capital	77,449	70,100
Accumulated other comprehensive income	(445)	(144)
Accumulated earnings	59,980	15,615

Total stockholders’ equity	136,660	86,028

Total liabilities and stockholders’ equity	$284,255	$174,738

Grand Canyon Education, Inc. Reports Fourth Quarter and Full-Year 2010 Results
GRAND CANYON EDUCATION, INC.
Statements of Cash Flows

	Year Ended December 31,
($ in thousands)	2010	2009
Cash flows provided by operating activities:
Net income	$44,365	$27,304
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	5,049	3,419
Excess tax benefits from share-based compensation	(736)	(247)
Amortization of debt issuance costs	63	42
Provision for bad debts	23,360	14,016
Depreciation and amortization	12,108	7,960
Non-capitalizable system conversion costs	4,013	—
Litigation loss	—	5,200
Exit costs	(768)	832
Deferred income taxes	179	(2,523)
Other	23	(14)
Changes in assets and liabilities:
Accounts receivable	(46,905)	(18,376)
Prepaid expenses and other	(4,746)	(377)
Due to/from related parties	9,172	(23)
Accounts payable	2,510	2,155
Accrued liabilities	5,007	8,928
Income taxes receivable/payable	(9,293)	3,929
Deferred revenue	(3,021)	7,419
Student deposits	43,724	1,523

Net cash provided by operating activities	84,104	61,167

Cash flows used in investing activities:
Capital expenditures	(62,627)	(60,265)
Change in restricted cash and cash equivalents	(49,666)	1,844
Proceeds from sale or maturity of investments	487	—

Net cash used in investing activities	(111,806)	(58,421)

Cash flows (used in) provided by financing activities:
Principal payments on notes payable and capital lease obligations	(2,933)	(2,415)
Proceeds from debt	—	25,547
Debt issuance costs	—	(317)
Repurchase of outstanding shares	(782)	(14,495)
Net proceeds from issuance of common stock	—	14,880
Net proceeds from exercise of stock options	1,747	1,226
Excess tax benefits from share-based compensation	736	247

Net cash (used in) provided by financing activities	(1,232)	24,673

Net (decrease) increase in cash and cash equivalents	(28,934)	27,419
Cash and cash equivalents, beginning of year	62,571	35,152

Cash and cash equivalents, end of year	$33,637	$62,571

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$769	$1,802
Cash paid during the year for income taxes	$37,703	$16,307
Supplemental disclosure of non-cash investing and financing activities
Purchase of equipment through notes payable and capital lease obligations	$957	$2,116
Purchases of property and equipment included in accounts payable and deferred rent	$4,421	$1,098
Settlement of capital lease obligation	$—	$30,020
Removal of Utah leasehold improvements	$—	$274

Grand Canyon Education, Inc. Reports Fourth Quarter and Full-Year 2010 Results
The following is a summary of our student enrollment at December 31, 2010 and December 31, 2009 (which included less than 275 students pursuing non-degree certificates) by degree type and by instructional delivery method:

	December 31, 2010(1)		December 31, 2009
	# of Students	% of Total	# of Students	% of Total
Graduate degrees(2)	17,732	42.7%	16,097	42.7%
Undergraduate degree	23,750	57.3%	21,612	57.3%

Total	41,482	100.0%	37,709	100.0%

	December 31, 2010(1)		December 31, 2009
	# of Students	% of Total	# of Students	% of Total
Online(3)	37,734	91.0%	34,596	91.7%
Ground(4)	3,748	9.0%	3,113	8.3%

Total	41,482	100.0%	37,709	100.0%

(1)
Enrollment at December 31, 2010 represents individual students who attended a course during the last two months of the calendar quarter. Prior to our transition to BBAY, enrollment had been defined as individual students that attended a course in a term that was in session as of the end of the quarter.

(2)	Includes 1,186 and 315 students pursuing doctoral degrees at December 31, 2010 and 2009, respectively.

(3)	As of December 31, 2010 and 2009 45.5% and 44.5% of our Online students are pursuing graduate degrees.

(4)	Includes both our traditional on-campus students, as well as our professional studies students.